Exhibit 99.1

Company Contact:
Matthew C. Moellering
Chief Administrative Officer &
Chief Financial Officer
(614) 474-4400

Media Contact:
Amy Hughes
Corporate Communications & Events
(614) 302-4651

Investor Contacts:
ICR, Inc.
Allison Malkin / Melissa Mackay
(203) 682-8200 / (646) 277-1220

EXPRESS, INC. REPORTS A 35% INCREASE IN FIRST QUARTER
OPERATING INCOME EXCEEDING Q1 GUIDANCE; RAISES FULL YEAR 2011 GUIDANCE

•	Comparable sales increase 8%

•	Gross margin expands by 130 bps to 38.2% of net sales

•	Operating margin expands by 290 bps to 14.9% of net sales

•	Raises full year 2011 guidance

Columbus, Ohio - May 24, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating over 590 stores, today announced its first quarter financial results for the thirteen week period ended April 30, 2011, which compares to the thirteen week period ended May 1, 2010.

Michael Weiss, Express, Inc.'s President and Chief Executive Officer commented: “We had a strong start to the year reporting better-than-expected comparable sales and earnings, continuing our positive momentum from 2010. The ongoing execution of our go-to-market strategy and progress against our four growth pillars provided us with a sustained platform for growth and led to a 10% increase in net sales, an 8% increase in comparable sales, a 130 basis point expansion in gross margin, and a 35% increase in operating income in the first quarter as compared to a year ago.”

“We are excited about our positioning as we begin the second quarter,” Mr. Weiss continued. “Customers are responding favorably to our assortments across our end uses; our store expansion remains on track, including the scheduled opening of our first locations in Canada in September of 2011; and we have additional initiatives in place to elevate our brand positioning with consumers as we test our innovative new store format, enhance our loyalty program, and capitalize on social media marketing opportunities. We are delighted to raise our full year guidance and expect 2011 to represent a year of significant accomplishments toward our long-term goals.”

First Quarter Operating Results:

•	Net sales increased $40.9 million, or 10%, to $467.4 million from $426.5 million in the first quarter of 2010;

•	Comparable sales increased 8% in the first quarter following a 14% increase in comparable sales in the first quarter of 2010;

•	Gross margin increased approximately 130 bps to 38.2% compared to 36.9% in the first quarter of 2010;

•
Selling, general, and administrative (SG&A) expenses totaled $109.5 million, or 23.4% of net sales, and included $0.6 million of costs related to the secondary offering completed on April 6, 2011. This compares to SG&A expenses of $102.9 million, or 24.1% of net sales, in the first quarter of 2010, which included $1.8 million in costs related to the Senior Notes offering completed on March 5, 2010 along with a portion of the costs related to the initial public offering completed on May 18, 2010;

•	Operating income increased $18.1 million, or 35%, to $69.4 million, or 14.9% of net sales, compared to $51.3 million, or 12.0% of net sales, in the first quarter of 2010;

•
Interest expense totaled $11.0 million and included a $3.5 million loss on extinguishment of debt related to the repurchase of $25.0 million of Senior Notes. This compares to interest expense of $20.8 million in the first quarter of 2010, which included a $7.2 million loss on extinguishment of debt related to the Term C Loan prepayment;

•
Income tax expense was $23.4 million, at an effective tax rate of approximately 40.1%, compared to tax expense of $0.4 million, at an effective tax rate of approximately 1.2%, in the first quarter of 2010. The increase in the effective tax rate is a result of the Company's conversion to a corporation in connection with its initial public offering in the second quarter of 2010;

•
Net income was $35.0 million, or $0.39 per diluted share on 88.8 million weighted average shares outstanding, and includes the following non-core operating costs after tax: (i) $0.3 million, or $0.01 per diluted share, related to the secondary offering completed on April 6, 2011; and (ii) $2.1 million, or $0.02 per diluted share, related to the repurchase of $25.0 million of Senior Notes. This compares to net income of $30.6 million, or $0.39 per diluted share on 78.1 million weighted average shares outstanding, in the first quarter of 2010, which included the following non-core operating costs after tax: (i) $1.8 million, or $0.02 per diluted share, related to the Senior Notes offering completed on March 5, 2010 and the initial public offering completed on May 18, 2010; and (ii) $7.1 million, or $0.09 per diluted share, associated with the Term C Loan prepayment; and

•
Net income, adjusted for non-core operating costs related to the secondary offering completed on April 6, 2011 and the repurchase of $25.0 million of Senior Notes, was $37.5 million, or $0.42 per diluted share (see Schedule 4 for discussion of non-GAAP measures), exceeding the Company's guidance of $0.38 to $0.41 per diluted share. This compares to net income, adjusted for non-core operating costs related to the Senior Notes and initial public offerings and the Term C Loan prepayment, of $39.4 million, or $0.50 per diluted share, in the first quarter of 2010 (see Schedule 4 for discussion of non-GAAP measures).

First Quarter Balance Sheet Highlights:

•	Cash and cash equivalents totaled $180.8 million compared to $83.3 million at the end of the first quarter of 2010;

•
Inventories were $172.8 million compared to $155.6 million at the end of the first quarter of 2010. Inventory per square foot, excluding e-commerce merchandise, increased approximately 7% compared to the first quarter of 2010 partly driven by the Company's "never out" strategy and strategic positioning of fabric; and

•
Debt declined by $173.1 million to $342.5 million at the end of the first quarter of 2011 compared to $515.6 million at the end of the first quarter of 2010. The decrease was primarily due to the Term B Loan prepayment in the second quarter of 2010 and the repurchase of $25.0 million of Senior Notes in the first quarter of 2011.

Store Expansion:
During the first quarter of 2011, the Company opened 4 new stores and closed 4 stores in the United States, ending the quarter with 591 stores and approximately 5.1 million gross square feet in operation.

2011 Guidance:
Tax Rate:
The Company estimates that its effective tax rate for the second quarter and full year 2011 will be approximately 40.3%. This compares to an effective tax rate of approximately 10.1% for full year 2010. The expected increase in the effective tax rate for full year 2011 compared to full year 2010 reflects the Company's conversion to a corporation in connection with its initial public offering in the second quarter of 2010.

Second Quarter:
The Company currently expects second quarter 2011 comparable sales to increase mid-single digits compared to an increase of 8% in the second quarter of 2010. Net income is expected in the range of $11 million to $13 million, or $0.12 to $0.15 per diluted share on 88.8 million shares outstanding. This compares to adjusted net income of $7.1 million, or $0.08 per diluted share on 88.7 million shares outstanding, in the second quarter of 2010 (see Schedule 4 for discussion of non-GAAP measures). This guidance implies operating income growth between 32% and 50% over adjusted operating income in the second quarter of 2010. The Company plans to open 9 new stores and close 2 existing locations in the United States, ending the second quarter with 599 locations and approximately 5.2 million gross square feet in operation.

Full Year:
The Company is increasing its full year 2011 guidance. The Company currently expects full year comparable sales to increase mid single digits compared to an increase of 10% for full year 2010. Adjusted earnings are expected in the range of $1.52 to $1.61 per diluted share on 88.9 million shares outstanding (see Schedule 4 for discussion of non-GAAP measures), which is increased from its previous guidance of adjusted earnings in the range of $1.48 to $1.60 per diluted share. This compares to adjusted earnings of $1.42 per diluted share on 86.1 million shares outstanding in 2010 (see Schedule 4 for discussion of non-GAAP measures). This guidance implies adjusted operating income growth between 18% and 24% over adjusted operating income for full year 2010 (see Schedule 4 for discussion of non-GAAP measures). The Company plans to open 25 to 27 new stores in the United States and Canada and close 9 existing locations in the United States, ending the year with 607 to 609 locations and approximately 5.3 million gross square feet in operation.

Conference Call Information:
A conference call to discuss first quarter results is scheduled for today, May 24, 2011, at 4:30 p.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of the conference call will be available until 11:59 p.m. (EDT) on May 31, 2011 and can be accessed by dialing (877) 870-5176 and conference ID number 372541.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 590 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company's e-commerce website, express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable sales, earnings per diluted share, operating income growth, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; (8) our dependence on a strong brand image; (9) our dependence upon key executive management; (10) our reliance on Limited Brands to provide us with certain key services for our business; (11) our substantial indebtedness and lease obligations; and (12) increased costs as a result of being a public company. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 29, 2011. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1

Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2011	January 29, 2011	May 1, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$180,792	$187,762	$83,270
Receivables, net	5,519	9,908	3,706
Inventories	172,794	185,209	155,575
Prepaid minimum rent	22,416	22,284	21,152
Other	21,373	22,130	18,486
Total current assets	402,894	427,293	282,189

PROPERTY AND EQUIPMENT	459,516	448,109	404,802
Less: accumulated depreciation	(251,748)	(236,790)	(194,874)
Property and equipment, net	207,768	211,319	209,928

TRADENAME/DOMAIN NAME	197,474	197,414	197,414
DEFERRED TAX ASSETS	5,513	5,513	—
OTHER ASSETS	18,697	21,210	28,586

Total assets	$832,346	$862,749	$718,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$74,208	$85,843	$49,558
Deferred revenue	19,280	25,067	18,008
Accrued bonus	5,332	14,268	6,099
Accrued expenses	88,232	91,792	69,507
Distributions payable	—	—	31,000
Accounts payable and accrued expenses – related parties	68,720	79,865	69,622
Total current liabilities	255,772	296,835	243,794

LONG-TERM DEBT	341,241	366,157	514,372
OTHER LONG-TERM LIABILITIES	68,012	69,595	41,741
Total liabilities	665,025	732,587	799,907

Total stockholders’ equity	167,321	130,162	(81,790)

Total liabilities and stockholders’ equity	$832,346	$862,749	$718,117

Schedule 2

Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010
NET SALES	$467,377	$426,462
COST OF GOODS SOLD, BUYING, AND OCCUPANCY COSTS	289,063	269,256

Gross profit	178,314	157,206

OPERATING EXPENSES:
Selling, general, and administrative expenses (A)	109,493	102,910
Other operating (income) expense, net	(602)	3,014
Total operating expenses	108,891	105,924

OPERATING INCOME	69,423	51,282

INTEREST EXPENSE (B)	11,005	20,780
INTEREST INCOME	(3)	(10)
OTHER INCOME, NET	—	(432)

INCOME BEFORE INCOME TAXES	58,421	30,944

INCOME TAX EXPENSE	23,408	383

NET INCOME	$35,013	$30,561

EARNINGS PER SHARE:
Basic	$0.40	$0.40
Diluted	$0.39	$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,493	76,470
Diluted	88,751	78,142

(A) Includes $572 expense related to the secondary offering for the thirteen weeks ended April 30, 2011 and $1,817 expense related to the Senior Notes offering and the initial public offering for the thirteen weeks ended May 1, 2010.
(B) Includes $3,464 and $7,157 loss on extinguishment of debt for the thirteen weeks ended April 30, 2011 and thirteen weeks ended May 1, 2010, respectively.

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,013	$30,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,385	17,009
Loss on disposal of property and equipment	33	1,145
Change in fair value of interest rate swap	—	(964)
Share-based compensation	2,146	1,563
Non-cash loss on extinguishment of debt	1,276	4,157
Changes in operating assets and liabilities:
Receivables, net	4,389	2,062
Inventories	12,415	16,129
Accounts payable, deferred revenue, and accrued expenses	(29,210)	(33,008)
Accounts payable and accrued expenses – related parties	(11,145)	(20,209)
Other assets and liabilities	(1,636)	(13,725)
Net cash provided by operating activities	30,666	4,720

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,264)	(13,226)
Purchase of intangible assets	(60)	—
Net cash used in investing activities	(12,324)	(13,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	—	246,498
Repayments of long-term debt arrangements	(25,312)	(150,312)
Costs incurred in connection with debt arrangements and Senior Notes	—	(11,986)
Costs incurred in connection with equity offering	—	(2,461)
Repayment of notes receivable	—	5,633
Distributions	—	(230,000)
Net cash used in financing activities	(25,312)	(142,628)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,970)	(151,134)

CASH AND CASH EQUIVALENTS, Beginning of period	187,762	234,404

CASH AND CASH EQUIVALENTS, End of period	$180,792	$83,270

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted earnings per diluted share are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for operating income, net income, and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of our operations that, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Schedule 4 (Continued)
Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures, actual and projected adjusted operating income, net income, and earnings per diluted share, with the most directly comparable GAAP financial measures, actual and projected operating income, net income, and earnings per diluted share.

	Thirteen Weeks Ended April 30, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$69,423	$35,013		$0.39	88,751
Transaction Costs (A)	572	348	*	0.01
Interest expense (B)	—	2,108	*	0.02
Adjusted Non-GAAP Measure	$69,995	$37,469		$0.42

(A)	Includes transaction costs related to the 2011 secondary offering

(B)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchase of $25 million of Senior Notes

* Items were tax affected at our statutory rate of 39.1% for the thirteen weeks ended April 30, 2011

	Fifty-two Weeks Ended January 28, 2012
	Projected Operating Income	Projected Net Income		Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$260,928	$136,544		$1.53	88,873
Transaction Costs (A)	572	348	*	0.01
Interest expense (B)	—	2,108	*	0.02
Adjusted Non-GAAP Measure (C)	$261,500	$139,000		$1.56

(A)	Includes transaction costs related to the 2011 secondary offering

(B)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchase of $25 million of Senior Notes

(C)	Amounts reflect midpoint of guidance range

* Items were tax affected at our statutory rate of 39.1% for the fifty-two weeks ended January 28, 2012

Schedule 4 (Continued)
Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended May 1, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$51,282	$30,561		$0.39	78,142
Transaction costs (A)	1,817	1,795	*	0.02
Interest expense (B)	—	7,071	*	0.09
Adjusted Non-GAAP Measure	$53,099	$39,427		$0.50

(A)	Includes transaction costs primarily related to the Senior Notes offering and a portion related to the initial public offering

(B)	Includes prepayment penalty and accelerated amortization of debt issuance costs and debt discount related to the Term C Loan prepayment

* Items were tax affected at our statutory rate of 1.2% for the thirteen weeks ended May 1, 2010

	Thirteen Weeks Ended July 31, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$5,050	$22,114		$0.25	88,694
Transaction costs (A)	914	549	*	0.01
Advisory/LLC fees (B)	13,333	8,013	*	0.09
Interest expense (C)	—	8,188	*	0.09
Non-cash tax benefit (D)	—	(31,807)		(0.36)
Adjusted Non-GAAP Measure	$19,297	$7,057		$0.08

(A)	Includes transaction costs related to the Senior Notes offering and initial public offering

(B)	Includes fees paid to Golden Gate Capital and Limited Brands, Inc. for terminating advisory arrangements

(C)	Includes prepayment penalty and accelerated amortization of debt issuance costs and debt discount related to the Term B Loan prepayment

(D)	Represents one-time, non-cash tax benefit in connection with the conversion to a corporation

* Items were tax affected at our statutory rate of 39.9% for the thirteen weeks ended July 31, 2010

	Fifty-two Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$199,251	$127,388		$1.48	86,050
Transaction costs (A)	3,333	2,718	*	0.03
Advisory/LLC fees (B)	13,333	8,121	*	0.10
Interest expense (C)	—	15,370	*	0.18
Non-cash tax benefit (D)	—	(31,807)		(0.37)
Adjusted Non-GAAP Measure	$215,917	$121,790		$1.42

(A)	Includes transaction costs related to the Senior Notes offering, initial public offering, and 2010 secondary offering

(B)	Includes fees paid to Golden Gate Capital and Limited Brands, Inc. for terminating advisory arrangements

(C)	Includes prepayment penalty and accelerated amortization of debt financing costs and debt discount related to the Term B Loan and Term C Loan prepayments

(D)	Represents one-time, non-cash tax benefit in connection with the conversion to a corporation

* Items were tax affected at our statutory rate of 1.2% for the thirteen weeks ended May 1, 2010 and at our statutory rate of 39.1% for the thirteen weeks ended July 31, 2010, October 31, 2010, and January 29, 2011